KIRKPATRICK & LOCKHART
                         1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036
                                 (202) 778-9000





                                 August 22, 1997





GT Global Series Trust
50 California Street
San Francisco, California  94111

Ladies and Gentlemen:

         GT Global Series Trust ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts on August 26, 1996. You have requested our opinion regarding certain matters in connection with the issuance by the Trust of an indefinite number of Class A, Class B and Advisor Class shares of beneficial interest ("Shares") in the series designated GT Global New Dimension Fund ("Fund").

         We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-Laws of the Trust, the minutes of the meetings of the trustees and other documents relating to the organization and operation of the Trust, and we generally are familiar with its business affairs.

         Based on the foregoing, it is our opinion that the unlimited number of Shares of the Fund which are currently being registered under the Securities Act of 1933, may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust and By-Laws and subject to compliance with the Securities Act of 1933 and the Investment Company Act of 1940; and when so issued, the Shares of the Fund will be fully paid and nonassessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or a particular series shall look only to the assets of the Trust or such series, as the case may be, for payment under such credit, contract or claim. It also states that every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officers or officer shall give notice that the same was executed or made by them on behalf of the Trust or by them as Trustees or Trustee or as


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GT Global Series Trust
August 21, 1997
Page 2



officers or officer and not individually and that the obligations of such instrument are not binding upon any of them or the shareholders individually but are binding only upon the assets and property of the Trust or the particular series in question. The Declaration of Trust further provides (i) for indemnification from the assets of the appropriate series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series by virtue of ownership of shares of such series and (ii) for the appropriate series to assume the defense of any claim against the shareholder for any act or obligation of the series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust of series would be unable to meet its obligations.

         We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File No. 333-30551) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Counsel" in the Prospectuses filed as part of the Registration Statement.

                                        Very truly yours,

                                        KIRKPATRICK & LOCKHART LLP


                                           /s/ R. Darrell Mounts
                                        By:____________________________
                                                 R. Darrell Mounts